[LETTERHEAD OF CLARK, SCHAEFER, HACKETT + Co.]	Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Pre-effective Amendment No. 3 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission and in the Pre-effective Amendment No. 3 to the Application for Conversion on Form AC filed with the Board of Governors of the Federal Reserve System of our report dated September 7, 2012 on the consolidated statements of financial condition of United Community Bancorp as of June 30, 2012 and 2011 and the related consolidated statements of income, stockholders’ equity, comprehensive income and cash flows for the years ended June 30, 2012 and 2011.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus that is part of the Registration Statement and the Application for Conversion.

/s/ Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio

September 7, 2012